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                                                                    EXHIBIT 23.1

                     REPORT ON FINANCIAL STATEMENT SCHEDULE
                        AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Kana Communications, Inc.:

The audits referred to in our report dated January 20, 2000, except as to Note 8, which is as of February 11, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports on the consolidated balance sheets of Kana Communications, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts".


                                        /S/ KMPG


Mountain View, California
July 27, 2000